Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

(1)

That it previously has filed a Registration Statement on Form F-6 (Tele2 AB f/k/a Netcom Systems AB, Registration No.  333-6296) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

(2)

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Very truly yours,

/s/ Vincent J. Cahill, Jr.

Vincent J. Cahill, Jr.

Vice President